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News Release

Contact John A. Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation To Acquire ICS Triplex,
a Leading Process Control Safety Solutions Provider

MILWAUKEE (May 24, 2007) – Rockwell Automation, Inc. (NYSE: ROK) announced today that it has reached an agreement by which it will acquire Industrial Control Services Group Limited (“ICS”) for
£110 million (British pounds) in cash. ICS trades and does business as ICS Triplex, a leading global supplier of critical control and safety solutions to process industries. With 40 years of experience, ICS Triplex develops, delivers and maintains advanced products and solutions for high availability, fault-tolerant applications in process industry segments worldwide.

ICS Triplex annual revenues are projected to be approximately £70 million (British pounds) for their current fiscal year which ends May 31, 2007. Rockwell Automation expects the transaction to be slightly dilutive to earnings per share in the first full fiscal year and accretive thereafter.

Headquartered in Maldon, United Kingdom, ICS Triplex has more than 500 employees and operations across Europe, the Middle East, Asia and North America. ICS Triplex provides engineering services, products, and solutions for industries that demand high-integrity critical control. These industries primarily include oil and gas exploration, production, transportation, and refining as well as chemicals and power generation.

“With their industry expertise and strong customer relationships, ICS Triplex provides an important strategic fit for our rapidly expanding process control and safety solutions businesses,” said Keith Nosbusch, chairman and chief executive officer of Rockwell Automation. “ICS customers in oil and gas and other process industries will benefit from the breadth of Rockwell Automation’s product portfolio and solutions capabilities. It also allows us to incorporate ICS’s high availability, fault-tolerant technology into the Logix architecture extending the reach of this technology into discrete and hybrid process applications.”

Peter Mottershead, ICS Triplex chief executive, said: “For 40 years, ICS Triplex has provided fault-tolerant safety and critical control solutions to premier companies in the oil and gas industry. As we combine these capabilities with Rockwell Automation’s 100 years of experience and strengths as a global leader in industrial automation control and information systems, it should enable us to grow our business and better serve our customers.”

The process for acquiring ICS has started with an irrevocable undertaking from the owner of approximately 96 percent of ICS ordinary shares and the owner of 100 percent of ICS preference shares to accept this offer. Accordingly, by way of a United Kingdom public offer, Rockwell Automation expects, subject to the receipt of regulatory approval from the German Federal Cartel Office and the satisfaction of customary closing conditions, to acquire 100 percent equity interest in Industrial Control Services Group Limited. The transaction is expected to be completed during the third calendar quarter, 2007.

ICS Triplex will be included in the Control Products and Solutions operating segment.

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

•	the availability, effectiveness and security of our legacy and future information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our North American distribution channel;

•	the availability and price of components and materials;

•	successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation control and information systems and services that help manufacturers achieve a competitive advantage in their businesses. The company brings together leading brands in industrial automation, including Allen-Bradley controls and services and Rockwell Software factory management software. Headquartered in Milwaukee, Wis., the company employs about 19,000 people serving customers in more than 80 countries.

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